Exhibit (a)(1)(F)

TROPICANA ENTERTAINMENT AND ICAHN ENTERPRISES L.P. ANNOUNCE COMMENCEMENT OF MODIFIED DUTCH AUCTION TENDER OFFER FOR UP TO 5,580,000 SHARES OF COMMON STOCK OF TROPICANA ENTERTAINMENT

Las Vegas, Nevada and New York, New York, (June 23, 2017) — Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana”) and Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”), through its subsidiary Icahn Enterprises Holdings L.P., today announced the commencement of a cash tender offer for not less than 2,005,000 and not more than 5,580,000 shares of Tropicana’s common stock, par value $0.01 per share, in the aggregate, at a price per share of not less than $38.00 and not greater than $45.00. The tender offer is being made severally, and not jointly, by Tropicana and IEP. The closing price of Tropicana’s common stock on the OTCQB Marketplace on (i) June 22, 2017, the last full trading day before the commencement of the tender offer, was $42.00 per share, and (ii) on June 9, 2017, the last full trading day completed prior to the receipt of a letter IEP sent to the Tropicana Board of Directors proposing a potential tender offer, was $39.65 per share. IEP is the beneficial owner of approximately 72.5% of the outstanding shares of Tropicana common stock.

The tender offer is scheduled to expire at 5:00 P.M., New York City time, on August 2, 2017, unless the offer is extended.

The full terms and condition of the tender offer are discussed in the Offer to Purchase, dated June 23, 2017 (the “Offer to Purchase”), and the associated Letter of Transmittal and other materials relating to the tender offer that are being filed today with the Securities and Exchange Commission (the “SEC”) and are being distributed to Tropicana’s stockholders.

A “modified Dutch auction” tender offer allows stockholders to indicate how many shares and at what price within the range specified by Tropicana and IEP (in increments of $0.10 per share) they wish to tender. When the tender offer expires, based upon the number of shares tendered and the prices specified by the tendering stockholders, Tropicana and IEP will determine the purchase price, which will be the lowest price per share within the range that will enable Tropicana and IEP to purchase, in the aggregate, at least 2,005,000 shares and up to 5,580,000 shares.

All shares accepted for payment will be purchased at the same purchase price, regardless of whether a stockholder tendered such shares at a lower price within the range. Stockholders will receive the purchase price determined in the tender offer in cash, less any applicable tax withholding and without interest, for shares properly tendered and not properly withdrawn, subject to the conditions of the tender offer, including provisions relating to “odd lot” priority, conditional tenders, and proration in the event that more than 5,580,000 shares are properly tendered and not properly withdrawn.

The tender offer is not contingent upon obtaining any financing. However, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

IEP has agreed that, upon consummation of the tender offer, it would not propose, or engage in, any transaction to acquire all of the outstanding shares of Tropicana’s common stock for a period of two years from August 2, 2017. IEP has further agreed that upon consummation of the tender offer, other than in connection with a repurchase, redemption, retirement, cancellation or other similar action with respect to the common stock by Tropicana that is approved by a special committee of the board of directors of Tropicana (none of the members of which would be affiliated with IEP or its affiliates, and which would be empowered to freely select its own advisors and to reject any proposed transaction definitively) (the “Special Committee”), it would not take any action to increase its beneficial ownership in Tropicana above 95.0% unless any such transaction were approved by (i) the Special Committee  and (ii) an informed vote of the holders of a majority of the shares of Tropicana’s common stock held by stockholders who are not affiliated with IEP or its affiliates.

Neither Tropicana, the Special Committee of its Board of Directors, IEP or its affiliates, nor the information agent or the depositary and paying agent, are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Tropicana and IEP. In doing so, stockholders should read carefully the information in the Offer to Purchase and the other offer documents.

D.F. King & Co., Inc. will serve as information agent for the tender offer, and Wells Fargo Bank N.A. will serve as depositary and paying agent for the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., toll free at (866) 745-0273 or via email at tpca@dfking.com, or on the SEC’s website, at www.sec.gov. Tropicana’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT TROPICANA AND IEP INTEND TO DISTRIBUTE TO TROPICANA’S STOCKHOLDERS. TROPICANA AND IEP WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. TROPICANA’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Tropicana

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 7,166 employees, 5,525 rooms, 8,035 slot positions and 304 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises L.P. (NASDAQ:  IEP).  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About IEP

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed tender offer and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Tropicana could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer; the expected timing of the completion of the tender offer; the ability of Tropicana and IEP to complete the tender offer considering the various conditions to the tender offer, some of which are outside the parties’ control, including those conditions related to regulatory approvals and number of shares tendered; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer may not be timely completed, if at all; that, prior to the completion of the transaction, Tropicana’s business may not perform as expected due to transaction-related uncertainty or other factors;  and other risks that are described in Tropicana’s latest Annual Report on Form 10-K and its other filings with the SEC. Tropicana and IEP assume no obligation and do not intend to update these forward-looking statements.